Exhibit 99.d(i)f

FORM OF AMENDMENT NUMBER 6 TO

INVESTMENT ADVISORY AGREEMENT

This Amendment Number 6 (the “Amendment”) amends that certain Investment Advisory Agreement dated July 29, 2016 (the “Advisory Agreement”), by and between Lattice Strategies Trust, a Delaware statutory trust (the “Trust”), on behalf of its series listed on Schedule A attached hereto (each a “Fund” and collectively, the “Funds”), and Lattice Strategies LLC, a Delaware limited liability company (the “Advisor”) and is effective as of March 8, 2021 (the “Effective Date”).

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Schedule A to add Hartford Longevity Economy ETF and update the information in Section 14 of the Advisory Agreement regarding notices.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the attached amended and restated Schedule A as set forth in the attachment to this Amendment.

2.	The changes to the Advisory Agreement reflected in this Amendment shall become effective as of the Effective Date.

3.	Section 14. of the Advisory Agreement is deleted in its entirety and replaced with the following:

14. Notice. Notices of any kind to be given to the Trust pursuant to this Agreement by the Advisor shall be in writing and shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or such other address as specified in a notice duly given to the other parties. Notices shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested.

For: LATTICE STRATEGIES LLC 690 Lee Road Wayne, PA 19087 Attn: General Counsel [Tel: ] [Fax: ]

For: LATTICE STRATEGIES TRUST c/o LATTICE STRATEGIES LLC 690 Lee Road Wayne, PA 19087 Attn: General Counsel [Tel: ] [Fax: ]

4.	Except as amended by this Amendment and any previous amendment, the terms of the Advisory Agreement remain unchanged and may be further modified only by mutual written agreement of the parties and the approval of the Board.

5.	This Amendment may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date set forth above.

LATTICE STRATEGIES TRUST	LATTICE STRATEGIES LLC

____________________________	___________________________
By: Thomas R. Phillips	By: Gregory A. Frost

Title: Secretary and Vice President	Title: Chief Financial Officer

AMENDED AND RESTATED SCHEDULE A

This Amended and Restated Schedule A to that certain Investment Advisory Agreement by and between Lattice Strategies Trust and Lattice Strategies LLC dated July 29, 2016, is effective as of March 8, 2021.

Name of Fund	Fee Rate
Hartford Longevity Economy ETF	0.44%
Hartford Multifactor Developed Markets (ex-US) ETF	0.29%
Hartford Multifactor Diversified International ETF	0.29%
Hartford Multifactor Emerging Markets ETF	0.44%
Hartford Multifactor Small Cap ETF	0.39%
Hartford Multifactor US Equity ETF	0.19%